Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CHINA HEALTH RESOURCE, INC.

(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

China Health Resource, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

DOES HEREBY CERTIFY:

1.           That the name of the Corporation is China Health Resource, Inc., and that this corporation was originally incorporated pursuant to Delaware Law on February 26, 2002 under the name Voice Dairy Inc. (this “Corporation”).  A Certificate of Amendment was filed with the Secretary of State of the State of Delaware on May 21, 2007 changing the name of this Corporation to China Health Resource, Inc.  Certificates of Amendment were filed with the Secretary of State of the State of Delaware on May 14, 2003, October 13, 2006, and April 23, 2007.  A Certificate for Renewal and Revival of Charter was filed with the Secretary of State of the State of Delaware on May 6, 2005.  A Certificate of Merger of Foreign Corporation Into a Domestic Corporation was filed with the Secretary of State of the State of Delaware on March 9, 2007.

2.           That the Board of Directors (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interest of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefore, which resolution setting the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:

1.           The name of this Corporation is: China Health Resource, Inc.

2.           The address of its registered office in the State of Delaware is 341 Raven Circle, in the City of Wyoming, County of Kent.  The name of its registered agent at such address is Corporations USA, LLC.

3.           The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may now or hereafter be organized under Delaware Law.  This Corporation shall have all power that may now or hereafter be lawful for a corporation to exercise under Delaware Law.

4.           (a) The total number of shares of capital stock of all classes that this Corporation shall have the authority to issue is (i) 500,000,000 shares of common stock, $0.001 par value per share (“Common Stock”) and (ii) 50,000,000 shares of undesignated preferred stock, $0.001 par value per share (“Preferred Stock”).

(b) Common Stock:

(i)           General. Except as otherwise provided herein or as otherwise provided by applicable law, all shares of Common Stock shall have identical rights and privileges in every respect.  The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

(ii)           Dividends. The holders of shares of Common Stock shall participate ratably in such dividends, whether in cash, stock or otherwise, as may be declared by the Board from time to time out of funds of this Corporation legally available therefore, subject to the preferential dividend rights of any then outstanding Preferred Stock.  Dividends payable under this Article 4(b)(ii) shall be paid to the holders of record of the outstanding Common Stock as their names shall appear on the stock register of this Corporation on the record date fixed by the Board in advance of the declaration and payment of each dividend.  Any shares of Common Stock issued as a dividend pursuant to this Article 4(b)(ii) shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.  This Corporation shall not issue fractions of shares of Common Stock on payment of such dividend but shall issue a whole number of shares to such holder of shares of Common Stock rounded up or down in this Corporation’s sole discretion to the nearest whole number, without compensation to the stockholder whose fractional share has been rounded down or from any stockholder whose fractional share has been rounded up.

(iii)           Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders, and, for as long as any share of Preferred Stock remains outstanding, shall vote together with the holders of Preferred Stock, as a single class, upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate class vote of the Preferred Stock as expressly provided herein.  Notwithstanding the provisions of Section 242(b)(2) of Delaware Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote.  The holders of Common Stock are not entitled to cumulate votes in the election of any directors.  In all other respects, the provisions of Section 242(b)(2) shall continue to apply to this Corporation and its stockholders.

(c) Blank Check Preferred Stock. Subject to any vote expressly required by the Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Delaware Law.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by Delaware Law.

5.           In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of this Corporation, after all creditors of this Corporation shall have been paid in full and after payment of all sums payable in respect of Preferred Stock, if any, the holders of Common Stock shall share ratably in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, or winding-up of this Corporation.  For the purposes of this Article 5, neither the merger nor the consolidation of this Corporation into or with another entity or the merger or consolidation of any other entity into or with this Corporation, or the sale, transfer, or other disposition of all or substantially all the assets of this Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of this Corporation.

6.           This Corporation is to have perpetual existence.

7.           Indemnification. (a) This Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (a) is or was a director or officer of this Corporation or (b) while a director or officer of this Corporation, is or was serving at the request of this Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under Delaware Law, as the same exists or may hereinafter be amended, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred by him or her in connection with such action, suit, proceeding or claim if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of this Corporation; provided, however, that the foregoing shall not require this Corporation to indemnify any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

(b) Such right shall be a contract right and as such shall run to the benefit of any director or officer who is to serve as a director or officer of this Corporation while this Article 7 is in effect.  Any repeal or amendment of this Article 7 shall be prospective only and shall not limit the rights to any such director or officer or the obligations of this Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article 7.

(c) This Corporation may additionally indemnify any employee or agent of this Corporation to the fullest extent permitted by Delaware Law, as the same exists or may hereafter be amended.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by this Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by this Corporation.  Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(e) If a claim for indemnification or advancement of expenses hereunder is not paid in full by this Corporation within sixty (60) days after a written claim has been received by this Corporation, the claimant may at any time thereafter bring suit against this Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under Delaware Law, but the burden of proving such defense shall be on this Corporation.  Neither the failure of this Corporation (including the Board or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by this Corporation (including the Board or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.  In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

(f) As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

(g) This Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not this Corporation would have the power to indemnify him or her against such liability under this Article 7 or applicable law.

8.           Elections of directors need not be by written ballot unless the by-laws of this Corporation shall provide.

9.           Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Delaware Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Delaware Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

10.           A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Delaware Law, or (d) for any transaction from which the director derived any improper personal benefit.

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3.           That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of Delaware Law.

4.           That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 228, 242 and 245 of Delaware Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 18th day of February, 2009.

By:	/s/ Wang, Jiayin
Name: Wang, Jiayin
Title: President